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                                                                   Exhibit 10.51



                              LICENSING AGREEMENT

                                    BETWEEN

                          ARONEX PHARMACEUTICALS, INC.

                                      AND

                            BOEHRINGER MANNHEIM GMBH
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                                   AGREEMENT

     This agreement effective as of ______________, 19__, by and between BOEHRINGER MANNHEIM GmbH, a corporation organized and existing under the laws of _________________ (hereinafter called "BM") having its principal office at
___________________________________ ________________________________ and ARONEX
PHARMACEUTICALS, INC., with offices located at 3400 Research Forest Drive, The Woodlands, Texas 77381 (hereinafter called "Aronex").

     WHEREAS Aronex is the exclusive licensee or owner of certain technology related to the combination of a Pseudomonas exotoxin combined with an erbB2 ligand capable of targeting the erbB2 antigen;

     WHEREAS BM is desirous of exclusively licensing and sublicensing Aronex's technology, contingent upon results of its own studies of the specificity of the e23 antibody;

     WHEREAS BM is willing to undertake research efforts directed toward developing Aronex's technology and to commit such financial and scientific resources, facilities, equipment and materials as reasonably necessary to that end;

     NOW WHEREFORE the parties agree.

                                   ARTICLE I

                                  DEFINITIONS

1.1 "Technology" shall mean that technical information owned by or licensed to Aronex related to the combination of a Pseudomonas exotoxin, or a derivative thereof (hereinafter referred to as PE), with erbB2 ligand or portion(s) thereof capable of targeting the erbB2 antigen.

1.2     "Field" shall mean the use of the Technology as a cancer therapy.

1.3 "Licensed Product(s)" shall mean compounds and methods of therapy utilizing the Technology within the Field.

1.4 "Specialties" means finished pharmaceutical preparations in dosage form which contain a Licensed Product as an active ingredient.

1.5 "Patent Rights" shall mean the patent applications and patents as set forth on Appendix A attached hereto. Within the definition of Patent Rights any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals of extensions shall also be included.
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1.6     "Licensed Right" shall mean, with respect to the Field of use, the right and license to use Aronex Know-How, any Patent Right and any application for a Patent Right that encompasses the claims incorporating the Aronex Know-How, to make, have made, use and sell the Licensed Product.

1.7 "Net Sale" shall mean the gross sales price of the Specialties sold by BM and its sublicensees to independent third parties, less discounts, rebates, returns, credits, sales taxes and other governmental charges, all of which shall be covered by a lump sum of 7.5% to be deducted from such actual gross amount invoiced. In case BM can demonstrate by convincing documentation that this aggregate amount of deductions referred to exceeds the lump sum of 7.5%, then the parties shall agree in good faith on a reasonable adjustment of this percentage

1.8 "Subsidiary" means any company in the Territory, in which company BM controls, or either directly or indirectly owns at least fifty percent of the equity capital. Unless the context otherwise requires, the rights granted under this Agreement to BM shall be extended to any of its Subsidiaries, provided that such Subsidiary shall observe all of the relevant provisions of this Agreement.

1.9     "Territory" shall mean all countries of the world.

                                  ARTICLE II

                                GRANT OF LICENSE

2.1 License. Aronex grants to BM an exclusive license to make, have made, use, import, export, distribute for sale and to offer to sell the Licensed Products in all territories of the world (the "Territory") the Technology within the Field (collectively referred to as the "License").

2.2 Co-Promotion. Aronex shall have an option for co-promotion rights within the U.S. wherein said option may be exercised by Aronex providing BM with written notice of its intent within six (6) months after NDA filing and by paying BM $2,000,000 U.S. dollars within the first four (4) years following first product sales of the Specialties in the U.S. in equal amounts of five hundred thousand ($500,000) U.S. dollars. The payments may be made as either a cash payment, credited against owed royalties, or a combination of cash and royalty credit during each calendar year after notice of exercise of co-promotion rights. Co-promotion rights are defined as the right of Aronex to provide a reasonable percentage of sales effort directed to the marketing and sales of the Specialties under the same trade name, trademark, logo, labeling or other means of identifying the Specialties to the relevant consumer as is used by BM, and to receive a reasonable and customary return of gross sales commensurate with the marketing and sales effort provided by Aronex. The terms of the agreement defining the co-promotion relationship between the parties shall be negotiated in good business faith and shall be commensurate with similar terms as utilized under industry standards wherein said negotiation shall be initiated within six (6) months of filing an NDA and completed within 90 days of initiation of said negotiations.

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2.3     Co-Marketing. If the parties are unable to come to a mutually acceptable agreement under Aronex's option to co-promote the Specialties as provided above, Aronex shall have a first right to negotiate for co-marketing rights within the U.S. Co-marketing rights are defined as the right of Aronex to market Specialties under its own tradename, trademark, logo, labeling or other means of identifying the Specialty to the relevant consumer. Aronex may negotiate said first right by providing BM with written notice of its intent within nine (9) months after NDA filing. The terms of the agreement defining the co-marketing relationship between the parties shall be negotiated in good business faith and shall be commensurate with similar terms as utilized under industry standards, wherein said negotiation shall be completed within 90 days of initiation of said negotiation. Such co-marketing terms shall at least include the right of Aronex to purchase the Specialties from BM at BM's reasonable costs of production, in order to ensure that Aronex shall not be placed at a commercial disadvantage to BM or any third party purchasing Specialties from BM. In the event the parties cannot agree on a co-promotion or a co-marketing agreement, the parties agree to arbitration as defined in 14.2.

2.4 Successors and Assigns. Pursuant to a sale, merger, or transfer of all or substantially all of Aronex' assets to a third party, the right to co-promote under paragraph 2.2, but not the right to co-market under paragraph 2.3 above shall accrue to the benefit of the third party. Additionally, in the case of such a transfer or sale of assets, should BM and the third party transfer be unable to come to a mutually acceptable agreement under the third party transferee's option to co-promote the specialties under paragraph 2.2, the disagreement shall be submitted for arbitration as defined in paragraph 14.2

2.5 Sublicense. BM shall have the right to assign or sublicense its rights hereunder; provided, that (i) the rights or Aronex hereunder shall not be derogated, (ii) BM shall guaranty the performance of the sublicensee.

2.6 Reservation of Rights. Aronex shall retain all rights in the Technology in the Field, otherwise not expressly granted hereunder, including but not limited to the use of the erbB2 ligand alone or in combination with molecules other than exotoxins.

2.7 Exclusivity. With the exception of research performed in the European Common Communities, Aronex shall not conduct, have conducted, or fund any research, development, or marketing activity of the Technology within the Field during the Term of this Agreement except pursuant to this Agreement.

                                  ARTICLE III

                        RESEARCH AND DEVELOPMENT PROGRAM

3.1 Best Research Efforts. BM shall use its commercially reasonable research efforts according to the Research Schedule as set forth in Appendix B (the "Research Program"). BM shall commit to the Research Program such financial and scientific resources, facilities, equipment, personnel and materials as BM within its reasonably exercised discretion deems necessary to achieve

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the milestones set forth. Such best efforts by BM shall be no less than those efforts BM would reasonably undertake to demonstrate the commercially-useful specificity of an antibody of its own design. BM shall commit to the Research Program such financial and scientific resources, facilities, equipment, personnel and materials as deemed necessary by the parties to achieve the milestones set forth in Appendix B. As provided for herein, and as necessary to achieve those milestones, BM shall have access to all Technology, whether owned or licensed by Aronex, for use in the Field.

3.2 Research Progress Reports. BM shall provide Aronex with progress reports twice annually within thirty (30) days following the end of the second
(2nd) and fourth (4th) calendar quarters. These reports will describe the progress made in the Research Program in sufficient detail to allow an independent normally-skilled scientist to repeat all work accomplished. Aronex will agree to maintain secrecy and confidentiality regarding any information provided by BM which may impact its intellectual property.

                                  ARTICLE IV

                           MARKETING AND MANUFACTURE

4.1 Promotion. BM shall use commercially reasonable efforts to develop and expand a market and to sell diligently throughout the entire Territory the Licensed Product, and Specialties.

4.2 Conflicting Sales. Aronex shall exercise its reasonable efforts and due diligence to prevent, and cause the prevention of, the sale or use of any Licensed Product or any Licensed Right within the Field of Use in the Territory.

4.3 Manufacturing. BM shall manufacture Licensed Products or Specialties pursuant to the grant provided herein. If Aronex chooses to co-market in the United States, BM shall sell such Licensed Product and/or Specialty to Aronex at BM's reasonable cost of production in order to insure that Aronex is not placed at a commercial disadvantage to BM, a sublicensee, an affiliate, or any other third party.

                                   ARTICLE V

                   UPFRONT EXECUTION FEES/MINIMUM ANNUAL FEES

5.1 Upfront License Execution Fee. In consideration for the License, BM shall pay to Aronex an upfront payment of $150,000 U.S. dollars wherein said payment shall be made in two separate installments as follows: (a) BM shall pay to Aronex a non-refundable payment of $25,000 U.S. dollars within thirty (30) days of the execution of this agreement, and (b) upon BM's decision to proceed with this Agreement based upon the results of the specificity studies, BM shall pay to Aronex $125,000 U.S. dollars wherein said payment shall be made within three (3) months from the date of execution of this Agreement, but no later than March 3, 1997. The initial $25,000 payment shall be non-refundable and shall be retained by Aronex in the event that BM determines not to proceed with this Agreement. In the event that BM determines to proceed with this

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Agreement by payment of the balance to the upfront fee, i.e., $125,000 U.S.
dollars, BM shall commit its know-how and related proprietary technology as well as internal resources, both financial and material, towards the development of the Technology for use in the Field according to the Research Program defined in Appendix B.

5.2 Minimum Annual Licensing Fees. BM further agrees to pay to Aronex a minimum annual licensing fee of $100,000 U.S. dollars for the Term of the Agreement with the first minimum annual payment due within thirty (30) days of the first (1st) anniversary of the Agreement. Each subsequent minimum annual payment shall be due on the date of the anniversary of the agreement but may be payable at any time within the following year but prior to the next occurring anniversary date.

                                  ARTICLE VI

                               MILESTONE PAYMENTS

6.1 Milestone Payments. BM will make payments to Aronex on the achievements of certain milestones. The milestone schedule contains two designated milestone payment points as further consideration of the License.

     Milestone Schedule:                      Payment
     -------------------                      -------

     Commencement of Phase III               $  650,000
     human clinical trials

     Submission of NDA or equivalent to      $2,000,000
     U.S. FDA or European Regulatory
     Agency

6.2     Costs of Research.  BM shall fund all costs of the Research Program.

                                  ARTICLE VII

                                   ROYALTIES

7.1     Royalty Rate.

(a) BM shall make incremental base royalty payments of its worldwide net sales of seven percent (7%) on net sales for the first one hundred million U.S. dollars (less than or equal to $100,000,000) and eight percent (8%) for all net sales above one hundred million U.S. dollars (greater than $100,000,000) to Aronex for access to any and all relevant patent(s) owned by or licensed to Aronex covering the sale of the Products.

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(b)  In the event that BM is obligated to pay royalties to a third party in respect to any Speciality, and the total royalty obligation is greater than three percent (3%) above that owned to Aronex, the royalty payable to Aronex in respect of that Speciality shall be reduced by an amount equal to 50% of the royalty obligation to the third party wherein the maximum royalty reduction shall be no more than 50% of the then current Aronex royalty due.

7.2     Payments.

(a) BM will make written reports to Aronex biannually within sixty (60) days of the end of each 2nd and 4th calendar quarter, and, if this Agreement terminates on a date (the "Termination Date") other than the end of the 2nd or 4th calendar quarter, within sixty (60) days of the Termination Date.

(b) Royalties from BM shall be payable in currency of the United States of America. The Royalty obligation of BM shall be determined by converting the currency of the country in which the Net Sales generating the Royalties took place into the currency of the United States of America at the conversion rate established by official regulations in such country in force on the last day of the calendar quarter for which Royalties are being paid; or, if there are no such regulations, then at the closing middle rate on such date as certified by Deutsche Bundesbank.

(c) In the event the laws or regulations of a country in which Net Sales by BM are made do not allow the remission of Royalties therefrom, or do not allow the remission of the full amount of Royalties due under this Agreement, BM will pay from some other source that amount of Royalties that are not remittable from such country.

(d) The parties understand that under the existing Double Taxation Treaty between the United States and the Federal Republic of Germany no withholding tax is being levied on royalty payments due hereunder at a late time, such withholding tax shall be borne by Aronex. Should an exemption for withholding tax purposes then be available under the laws of the Federal Republic of Germany, a Double Taxation Treaty or any similar agreement in force at that time, then BM shall use its best efforts to enable Aronex to obtain such exemption.

     In case of deliveries of Licensed Products by BM to Aronex, the cost of nationalization of such products, such as customs duties, the costs of customs clearance and handling charges relating to the importation of License Products, shall be borne by Aronex.

7.3 Royalty Term. The Royalties according to Paragraph 4.1 shall be paid as long as the production and sale of a Specialty would, in the absence of the rights granted hereunder, represent an infringement of a patent within the Patent Rights, provided, however, that the Royalties shall be payable for at least a period of not less than ten (10) years commencing with the first commercial sale of a Specialty.

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                                 ARTICLE VIII

                                    RECORDS

     BM shall keep complete and adequate books and records with respect to the sale of Licensed Product and/or Specialties and Royalties payable hereunder. Aronex shall have the right to have such pertinent books and records of BM inspected and examined at all reasonable times for the purpose of determining the correctness of royalty payments made hereunder. Such inspection and examination shall be done by the independent, certified, public accountant who regularly audits the accounts of BM. Such accountant shall not disclose to Aronex any information other than that necessary to verify the accuracy of the reports and payments made pursuant to this Agreement. If the inspection discloses that such Royalties were underreported by an amount equal to or greater than five percent (5%) of the amount actually paid, BM shall reimburse Aronex for the cost of such inspection. It is understood that such examination with respect to any quarterly accounting period hereunder shall take place no later than three (3) years following the expiration of said period.

                                  ARTICLE IX

                                      TERM

9.1 Term. The termination date of this Agreement shall be the earlier of ten (10) years following commercial launch (first sale of a Licensed Product) or the expiration of the last to expire of the licensed patents as defined in Appendix A, including continuations or new applications arising from research conducted under this Agreement (the period from the effective date until termination date hereinafter referred to as the "Term").

9.2     Termination of this Agreement.

(a) If either party fails to substantially perform any of its obligations or undertakings to be performed under this Agreement and such default is not cured within ninety (90) days after receipt of a written notice from the non-defaulting party specifying the nature of the default or, if reasonably required under the circumstances, within a longer period of time as reasonably determined by the non-defaulting party, then the non-defaulting party shall have the right to terminate this Agreement by giving written notice to the other party.

(b) If either party should enter bankruptcy or otherwise become insolvent, or if either party dissolves on otherwise winds up, then the other party shall have the right to terminate this Agreement at any time by giving written notice to the other party.

(c) If either party, without cause at any time wishes to terminate the Agreement, it may do so by written notice to the other party. However, in such an instance, the remaining party shall receive all marketing rights and the right to use all results of the Research Program and other efforts generated under the Agreement.

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(d)  Aronex shall have the right to terminate this Agreement, if through failure of BM to apply commercially reasonable efforts to the Research Program as defined in Appendix B, BM fails to submit its bi-annual research progress reports within sixty (60) days after their due date, or if BM fails to institute phase I clinical trials by the second anniversary of the Effective Date of this Agreement, provided, however, that Aronex will provide BM with written notice of its intent to terminate the Agreement and BM fails to cure such failure within ninety (90) days of said notice.

(e)  BM shall have the right to terminate this Agreement by giving Aronex sixty
(60) days notice if product development costs to be borne by BM under Article
3.1 hereof are materially greater than anticipated by BM, and if BM, within its own reasonable exercised discretion, cannot be expected to continue the development of the Licensed Product in view of these additional costs. In such instance, Aronex will receive all marketing rights and the right to use all results of the Research Program and other efforts generated by the program.

9.3  Rights and Duties of the Parties Upon Termination.

     Upon the termination of this Agreement, Aronex shall have the right to retain any sums already paid, and BM shall pay all sums accrued hereunder that are then due. Payments to be made by either party under this Agreement shall become due at the latest sixty (60) days after the termination or expiration of this Agreement becomes effective, provided that the amount may be calculated at that time. If this is not the case, such payments shall become due as soon as the amount can be calculated and such amount is correctly billed to the other party.

     The termination or expiration of this Agreement for any reason whatsoever shall be without prejudice to any obligations or rights on the part of either party which have occurred prior to such termination and shall not affect or prejudice any provision of this License Agreement which is expressly or by implication provided to come into effect on, or continue in effect after such termination.

                                   ARTICLE X

                              IMPROVEMENTS PATENTS

     BM hereby grants to Aronex and Aronex grants to BM a first right of refusal to license, under terms reasonable and consistent with industry standards, any improvements related to enhanced specificity of erbB2, including all patent applications filed or patents obtained therein in the Territory.

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                                  ARTICLE XI

                  OBLIGATIONS REGARDING TECHNICAL INFORMATION

11.1 Nondisclosure. The parties to this Agreement shall not reveal or disclose to Third Parties any information received from the other Party under any provision of this Agreement without its consent, except as may be required for purposes of manufacturing, and marketing the Licensed Product or Specialties and as may be required for securing essential or desirable authorizations, privileges, or rights from agencies of government. The confidentiality obligation of this clause shall not extend to information that is in the public domain at the time of the disclosure, becomes public after disclosure, is known to BM at the time of the disclosure, or is subsequently disclosed to it by a Third Party under no confidentiality obligation to the disclosing Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

11.2 Exchange of Information. Each Party shall regularly inform the other of any further information it obtains or develops regarding the medicinal utility, method of manufacture, and safety of the Licensed Product and shall use its best efforts to report to the other any confirmed information of serious or unexpected adverse reactions reported in connection with the medicinal administration of the Licensed Product.

                                  ARTICLE XII

                        INTELLECTUAL PROPERTY  OWNERSHIP

12.1 Division of Rights. The ownership of all inventions made during the term of this Agreement and/or during the course of the Research Program shall be determined as follows: all right, title and interest in and to any new developments and to patentable improvements or modifications discovered during the course of the Research Program shall be the property of the inventor(s) (or their employers in accordance with employment agreements), and in the case of joint inventorship between an employee of Aronex and an employee of BM (or any third party evaluating any technology on behalf of BM), the invention shall be the joint property of Aronex and BM.

12.2 Patent Prosecution Costs. BM shall pay the cost associated with patent prosecution relating to those patents and patent applications, for which such costs are incurred beginning on January 1, 1996, but not to exceed $25,000 in 1996, licensed from the National Institute of Health and/or Dr. Ira Pastan wherein said payments shall be credited against earned royalties.

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                                 ARTICLE XIII

                     INTELLECTUAL PROPERTY INDEMNIFICATION

13.1 Trademarks. BM may choose and register its own trademarks for Licensed Products and Specialties marketed under this Agreement and use whatever trademark or trademarks (collectively, the "Trademarks") in the Territory they wish, provided that they may not use any trademarks owned by the other party without a specific license thereto in writing. Aronex may choose and register its own trademark for specialties provided Aronex elects to co-market pursuant to Section 2.2 above.

13.2 Patent Litigation. In the event BM becomes aware of any actual or threatened infringement of any Patent Right, after consulting with Aronex, BM may at its free discretion bring an action against a third party for patent infringement for marketing products infringing a Patent Right licensed hereunder, such an action shall be brought in BM's name and the cost of prosecuting an infringement action shall be borne by BM alone. Any net recovery from prosecuting such action shall be divided between the parties in proportion to their losses. BM shall have control of any such patent litigation, but shall keep Aronex posted on its progress, and consult with Aronex from time to time concerning it and BM shall not settle any such action without Aronex's prior consent. If BM fails to prosecute such an action, Aronex may do so at Aronex's own expense, and all monetary recovery gained from such action shall be retained by Aronex. In such event, BM may cooperate in the litigation at BM's expense.

13.3     Defense Against "Third Parties" Patent Claims.

     13.3.1 Mutual Information. The parties shall immediately notify each other if a claim or proceedings are brought against either party alleging that the manufacture, distribution, sale or use of the Licensed Products under the Licensed Technology infringes upon the Patent Rights of such a Third Party in a country of the Territory.

     13.3.2 Defense of Third Party Action Brought Against BM; Indemnification of BM.

     13.3.2.1 If a claim or proceedings are brought against BM alleging that the manufacture, distribution, sale or use of the Licensed Products in a country of the Territory infringe upon the patent rights of such a Third Party, the parties shall immediately consult on how to further proceed. The final decision whether or not and, as the case may be, how to defend or settle such claim or proceedings shall be with Aronex. Aronex shall have the right to join any such proceedings as a party hereto at its own expense by counsel of its own choosing.

     13.3.2.2 Aronex shall indemnify and hold BM harmless against any such claim or proceedings referred to in the preceding sub-paragraph brought against BM, including reasonable attorneys fees, provided, however, that any obligations to indemnify shall be excluded if BM fails to immediately notify Aronex of the assertion of any such claims, and to entrust Aronex to conduct

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a respective lawsuit, and/or to adjust any such claims; and/or if BM recognizes or settles part or all of any such claims without Aronex's prior written consent.

     13.3.3 Defense of Third Party Action Brought Against Aronex and BM. The aforementioned stipulations shall apply accordingly in case Third Party patent infringement action is being brought against both BM and Aronex.

13.4     Liability and Indemnification.

(a) Aronex shall defend, indemnify and hold BM harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorney's fees) which BM incurs arising in connection with (1) the human bodily injury and/or death of any person caused by the use of a Licensed Product or Specialties marketed or sold by Aronex, (2) the negligence of Aronex in the manufacture, sale, marketing and distribution of Licensed Products or Specialties and (3) the breach of any covenant or warranty made by Aronex and set forth herein.

(b) BM shall defend, indemnify and hold Aronex harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorney's fees), which Aronex incurs, arising after the date hereof, in connection with (1) the human bodily injury and/or death of any person caused by the use of a Licensed Product or Specialties marketed or sold by BM, (2) the negligence of BM in the manufacture, sale, marketing and distribution of Licensed Products or Specialties and (3) the breach of any covenant of BM set forth in this Agreement.

(c) A Party seeking indemnification hereunder shall give to the other Party prompt notice upon the happening of any event which might give rise to a claim for indemnification under Paragraph 9.3(a) or 9.3(b) above (an "Indemnifying Event"). The failure of a Party to give such notice shall not prejudice the right of such Party to be indemnified as herein provided, except to the extent that such failure materially prejudiced the rights of the indemnifying Party.

(d) The indemnifying Party shall, at its own expense, prosecute, defend against, contest or otherwise dispose of the Indemnifying Event, with counsel reasonably satisfactory to the indemnified Party, and each Party shall receive from the other Party all necessary and reasonable cooperation in handling such Indemnifying Event including the services of employees of the other Party who are familiar with the facts relating to the Indemnifying Event. In the event that the indemnifying Party fails to undertake such action promptly, the indemnified Party shall have the right to undertake such action by counsel of its own choosing, but at the cost and expense of the indemnifying Party. In the event that the indemnifying Party undertakes such action in accordance with the first sentence of this Paragraph 13.3(d), the indemnified Party may participate in such action by separate counsel of its own choosing, at the cost and expense of the indemnified Party. No indemnified Party shall have the right to settle or compromise any Indemnifying Event without the written consent of the indemnifying Party, which consent shall not be withheld or delayed unreasonably.

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     13.3.5   Third Party Licenses.

     13.3.5.1 If a claim or proceedings are brought against BM or Aronex alleging that the manufacture, distribution, sale or use of the Licensed Products in a country of the Territory infringe upon patent rights of such a Third Party, then BM shall have the right to decide within its own reasonably exercised discretion whether or not to take a license from that Third Party, as well as under which conditions.

     13.3.5.2 Any such Third Party License Agreement shall be entered into between BM and such Third Party; royalty payment due thereunder shall be owed and made by BM only.

     13.3.5.3 Should BM decide to enter into any such Third Party License Agreement and have to make royalty payments thereunder, then such royalties shall be deductible from turnover royalties payable by BM to Aronex as provided under Article 7.1.

                                  ARTICLE XIV

                                 MISCELLANEOUS

14.1 Notices. Any notice required or permitted to be given under or in connection with this Agreement or the subject matter hereof shall be given by first class air mail, telex or telefax to the recipient at its address as shown on the first page of this Agreement, or to any other address as may have therefore been furnished in writing by the recipient to the sending party. Any such aforementioned notice or request shall be effective upon receipt by the party to which it is addressed.

14.2     Agreement to Arbitrate.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or the performance of non-performance of either Party and any sublicensee and assignee hereunder shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. The Parties shall bear their own expenses in connection with any such arbitration. The cost and expenses of such arbitration shall be borne by the Parties equally unless the determination by the panel of arbitrators includes an award of costs, in which case, in accordance with such award;

(b) In the event any actions are required to be taken by any Party to this Agreement or under the rules and regulations of the American Arbitration Association, the Party required to take such action shall do so within the time periods required by such rules and regulations;

(c) The decision and award of the panel of arbitrators shall be final and conclusive upon the Parties, in lieu of all other legal, equitable or judicial proceedings between them, and no appeal or judicial review of the award or decision of the board of arbitrators shall be taken, but rather any such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

(d)  Arbitration shall take place in  the state of Delaware, U.S.A.

(e) If either Party fails to abide by the provisions of this Paragraph 14.2 or fails to pay any award thereunder, the other Party shall have the right to bring such legal, equitable or judicial proceeding as is necessary to require the Party so failing to comply with this Agreement.

14.3 Law Governing. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to what the laws might apply under applicable principles of choice of law and comity.

14.4 Complete Agreement. This Agreement constitutes the complete agreement between the Parties respecting the subject matter hereof, and supersedes all prior written or oral undertakings between the Parties regarding the subject matter hereof.

14.5 Amendments. This document may be amended only by a writing executed by both parties.

14.6 Construction; Severability. The headings of the Paragraphs of this Agreement are for convenience only, and shall not affect the construction thereof. All stipulations contained in this Agreement shall be so construed as not to infringe the provisions of any applicable laws, but if any such stipulation does infringe any such provision, the same shall be deemed void and severable and shall be replaced by an appropriate provision conforming to such law and reflecting the economical intentions of the parties hereto.

     In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sub-paragraph, the parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in two counterparts, each of which shall constitute an original, with effective date as first above written.

                 ARONEX PHARMACEUTICALS, INC.

                 By: /s/ James M. Chubb
                     ----------------------------------------------

                 Title: President
                       --------------------------------------------

                 Date:   December 3, 1996
                       --------------------------------------------


                 BOEHRINGER MANNHEIM GMBH

                 By: /s/ CLAUS-JORG RUETSCH
                    -----------------------------------------------

                 Title: Vice President, International Legal Affairs
                       --------------------------------------------

                 --------------------------------------------------

                 Date:   December 7, 1996
                      ---------------------------------------------



                 By:   /s/ GUNTHER SCHUMACHER
                    -----------------------------------------------

                 Title: Vice President, Research and Development
                       --------------------------------------------

                 Date:   December 10, 1996
                      ---------------------------------------------

                                                                      APPENDIX A


License L-318-91, Oncologix, Inc./Medical Oncology, Inc. erbB-2 License

USSN 07/341,361 (CIP of USSN 06/911,227, now abandoned), filed April 24, 1989, entitled: "Recombinant Antibody Toxin Fusion Protein," Pastan et al.

USSN 07/865,722 (FWC of USSN 07/341,361), filed April 8, 1992, entitled:
"Recombinant Antibody Toxin Fusion Protein," Pastan et al.

USSN 08/461,825 (DIV of 07/865,722), filed June 5, 1995, entitled: "Recombinant Antibody Toxin Fusion Protein," Pastan et al.

USSN 08/463,163 (DIV of 007/865,722), filed June 5, 1995, entitled:
"Recombinant Antibody Toxin Fusion Protein," Pastan et al.

USSN 07/459,635 (now abandoned), filed January 2, 1990, entitled: "Target-specific, Cytotoxic, Recombinant Pseudomonas Exotoxin," Pastan et al.

USSN 07/938,559 (FWC of 07/459,835, now abandoned), filed August 28, 1992, entitled: "Target-Specific, Cytotoxic, Recombinant Pseudomonas Exotoxin," Pastan et al.

U.S. Patent Number 5,458,878 (USSN 07/522,562 (CIP of 07/459,635)), filed May
14, 1990, issued October 17, 1995, entitled: "Target-Specific, Cytotoxic, Recombinant Pseudomonas Exotoxin," Pastan et al.

USSN 08/461,233 (DIV of 07/522,563), filed June 5, 1995, entitled:  "Target-
Specific, Cytotoxic, Recombinant Pseudomonas Exotoxin," Pastan et al.

Background Licensed Patent Rights

U.S. Patent Number 4,892,827 (USSN 06/911,227), filed September 24, 1986, entitled: "Recombinant Pseudomonas Exotoxins Construction of an Active Immunotoxin with Low Side Effects"

U.S. Patent Application Number 06/836,414, filed March 5, 1986, entitled:
"Human Gene Related to but Distinct From EGF Receptor Gene," Richter et al. (see attached sheet)

L-211-84/0, Oncologix, Inc./Medical Oncology, Inc. EGF License

                                                                      APPENDIX B

                           ERB B2 IMMUNOTOXIN PROGRAM
                           --------------------------



                  TASK                        START         COMPLETE
1.  Specificity Studies                   September 1996  February 1997

2.  Histology Program                     February 1997   February 1998
     Specific construct
     Potency in-vitrolin-vivo
     Technical production feasibility

3.  Preclinical Program                   October 1997    July 1998
    In-vivo effocacy, toxicology,
           pharmacology:
     mouse
     monkey

4.  Clinical Development
          IND filed                                       October 1998

          Phase I                                         2 Years
          Phase II                                        1-1.5 Years
          Phase IIB
